Exhibit 16.1

Silberstein Ungar, PLLC CPAs and Business Advisors

Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

November 8, 2011

U.S. Securities and Exchange Commission
100 F. Street, NE
Washington, DC 20549-7561

Re: Scio Diamond Technology Corporation -- SEC File No. 333-166786

Dear Ladies and Gentlemen:

We have read the statements of Scio Diamond Technology Corporation (the “registrant”) in Item 4.01 on Form 8-K dated November 8, 2011 and we are in agreement with such statements as they pertain to our firm.  We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC